Exhibit 23.1

MALONE & BAILEY, PC

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Pacific Gold Corp., on Form SB-2 of our report dated March 23, 2005 for Pacific Gold Corp. appearing in this Registration Statement.  We also consent to the reference to us under the heading “Experts.”

/S/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

April 5, 2006